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                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                       Commission File Number 333-62181-01

                              UPRG CAPITAL TRUST I
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             (Exact name of registrant as specified in its charter)

                                 777 Main Street
                            Fort Worth, Texas 76102
                                 (817) 321-6000
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   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                              Preferred Securities*
                              Stock Purchase Units*
                            Stock Purchase Contracts*
                                Debt Securities*
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            (Title of each class of securities covered by this Form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)






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Please place an X in the box(es) to designate the appropriate rule provision(s)
relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   [   ]                        Rule 12h-3(b)(1)(i)  [X]
Rule 12g-4(a)(1)(ii)  [   ]                        Rule 12h-3(b)(1)(ii) [ ]
Rule 12g-4(a)(2)(i)   [   ]                        Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(2)(ii)  [   ]                        Rule 12h-3(b)(2)(ii) [ ]
                                                   Rule 15d-6           [ ]


Approximate number of holders of record as of the certification or notice date:

                      Preferred Securities*               0
                      Stock Purchase Units*               0
                      Stock Purchase Contracts*           0
                      Debt Securities*                    0

* The registrant was a co-registrant on registration statements filed with the Commission on March 3, 1997 (file number 333-22655) and on August 25, 1998 (file number 333-62181), both of which were declared effective by the Commission. The registrant never issued any securities under the registration statements.

Pursuant to the requirements of the Securities Exchange Act of 1934, UPRG Capital Trust I has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:   August 1, 2000

                            UPRG CAPITAL TRUST I
                            a Delaware business trust

                            By:     UNION PACIFIC RESOURCES GROUP INC.,
                                    as Depositor

                            By:     /s/    Michael E. Rose
                                    -----------------------------------------
                                    Michael E. Rose
                                    Vice President and Chief Financial Officer